Exhibit 10.26

                             BRIGHTON CAPITAL, LTD.
                             1875 Century Park East
                                    Suite 700
                              Los Angeles, CA 90067
                       (310) 277-6095; Fax: (310) 277-6097

February 4, 2004

Mr. Lee Kasper, Chief Executive Officer
NuTech Digital, Inc.
7900 Gloria Ave.
Van Nuys, CA 91406

Re: NuTech Digital, Inc.

Dear Mr. DeSantis:

This letter (the "Agreement") shall confirm the non-exclusive finder's arrangement between Brighton Capital, Ltd. ("Brighton") and NuTech Digital, Inc. ("NTDL") in the event that NTDL proceeds with a debt and/or equity transaction ("Transaction(s)") with a party introduced by Brighton. There is no obligation to consummate any Transaction and NTDL can choose to accept or reject any Transaction in its sole and absolute discretion. NTDL acknowledges that there is not guaranty or assurance that any Transaction will take place and that the final legal documentation may contain terms that vary with those set forth on any term sheets. In the event that a Transaction(s) occurs, NTDL agrees to pay Brighton the following at each close(or at Brighton's request, NTDL shall direct the investor to pay the fees directly to Brighton) in cash, 5% of all cash amounts received. In addition, Brighton shall receive 50,000 warrants for every $100,000 funded on a pro rata basis. The exercise price, terms and conditions of the warrants shall be identical to those of the investor. NTDL shall reimburse Brighton for all pre-approved expenses upon presentation of an invoice regardless if a Transaction is consummated.

NTDL agrees to indemnify and hold harmless Brighton and its affiliates, directors, officers, shareholders, employees and agents (the "Indemnified Parties") against any and al losses, claims, damages or liabilities, joint or several, including attorneys' fees, to which the Indemnified Parties may become subject, arising out of or related to actions taken or omitted to be taken by an Indemnified Parties in connection with any service rendered, or any Transaction or proposed Transaction contemplated, or any Indemnified Party's role in connection therewith. In this regard, and without limitation, NTDL acknowledges that Brighton is not responsible for the actions of the parties introduced by Brighton or their agents. NTDL acknowledges that none of the Indemnified Parties is acting as broker/dealer, attorney, accountant, or financial advisor to NTDL and that NTDL will seek its own professional advice with respect to the Transaction. Brighton and NTDL agree that the obligations of each of the parties are solely corporate

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obligations, and that no officer, director, employee, agent or shareholder of either party shall be subjected to any personal liability whatsoever to any person, nor will any claim for liability or suit be asserted by, or on behalf of, either Brighton or NTDL. In no event shall Brighton be liable to NTDL and NTDL be liable to Brighton whether a claim be in tot, contract or otherwise for any amount in excess of the total amount paid by NTDL to Brighton under this Agreement. In the event of any dispute between the parties hereto, the parties agree to resolve all matters in biding arbitration before the American Arbitration Association in Los Angeles, CA with the prevailing party entitled to reasonable attorneys' fees and costs. NTDL agrees not to mention the name of Brighton or its agents in any press release or news announcement without the express written consent of Brighton.

Please acknowledge your agreement to the terms of this Agreement by executing a copy of this letter where indicated below and returning it to us by fax at 310-277-6097. Please call me on my private line at 310-277-6092 if you have any questions.

By:  Brighton Capital, Ltd.                     By:  NuTech Digital, Inc.


                                                /s/Lee Kasper
---------------------------                     ------------------------------
Jeffrey B. Wolin, President                     Lee Kasper, Chief Executive
                                                Officer